2900 Independence Court, Elkhart, Indiana 46514
THOR INDUSTRIES ANNOUNCES FISCAL 2026 THIRD QUARTER RESULTS

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended April 30,		Change	Nine Months Ended April 30,		Change
	2026	2025		2026	2025
Net Sales	$2,781,538	$2,894,816	(3.9)%	$7,296,517	$7,055,707	3.4%
Gross Profit	$354,770	$443,119	(19.9)%	$926,998	$969,758	(4.4)%
Gross Profit Margin %	12.8%	15.3%	(250) bps	12.7%	13.7%	(100) bps
Net Income Attributable to THOR	$97,229	$135,185	(28.1)%	$136,701	$132,802	2.9%
Diluted Earnings Per Share	$1.86	$2.53	(26.5)%	$2.59	$2.49	4.0%

EBITDA (1)	$209,078	$232,958	(10.3)%	$411,908	$391,035	5.3%
Adjusted EBITDA (1)	$183,561	$254,823	(28.0)%	$412,620	$449,620	(8.2)%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release
Fiscal 2026 Third Quarter
•Net sales of $2.78 billion, Net income attributable to THOR of $97.2 million and EBITDA of $209.1 million in the quarter
•North American Motorized and European top-line results continue to indicate resilient demand for these products in a difficult macroeconomic environment
•Opportunistically repurchased $50.5 million of shares during the quarter
•Net income attributable to THOR was aided by gains from favorable market value adjustments on certain investments as well as gains on the sales of certain real estate associated with strategically optimizing our footprint. Adjusted EBITDA of $183.6 million in the quarter excludes, among other items, nonrecurring costs or benefits associated with strategic reorganization initiatives, the impact of gains on investments and the impact of real estate transactions
•Full-year fiscal 2026 diluted EPS guidance has been revised in light of prolonged macroeconomic headwinds
◦Consolidated net sales in the range of $9.0 billion to $9.5 billion (no revision)
◦Diluted earnings per share in the range of $3.30 to $3.80 (previously $3.75 to $4.25)

Elkhart, Indiana, June 3, 2026 – THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2026 third quarter ended April 30, 2026.

“At the end of our fiscal second quarter, we correctly identified the risk of geopolitical events having an adverse impact on the RV selling season. The consequences of this risk coming to fruition during our fiscal third quarter have exceeded the expectations of our industry due to the unforeseen duration of these macroeconomic influences and their impact on consumer sentiment and material costs. In particular, our North American Towable segment has confronted both suppressed volumes due to strained consumer sentiment and rising material costs brought on by tariff and inflationary pressures. Despite these challenges, we are focused on executing our strategy within any economic environment. Our fiscal third quarter results demonstrate the steadfastness of our teams as we navigate this challenging macroeconomic backdrop. Our North American Motorized and European segment results showed resilience and illustrate an enduring interest in the RV lifestyle, with fiscal 2026 third quarter Motorized net sales up

7.7% and European net sales up 3.6% on a constant currency basis compared to the prior-year period. We remain committed to diligently managing our business and better positioning it for the near-term RV landscape as we wait for resolutions to macroeconomic headwinds and an inflection in consumer confidence and the retail market. Our previously announced strategic realignment of our North American RV operations is well under way with management team assessments largely complete and initiatives ready to be implemented. Our operations in both North America and Europe continue to be streamlined while also delivering innovative and refreshed products. We have invested heavily in growing our owned supplier businesses to further diversify our revenue streams within the RV market and provide optionality as a trusted partner within the supplier landscape. Our future is bright, supported by the strong foundation we have built and the operational efficiencies we continue to pursue,” stated Bob Martin, President and Chief Executive Officer of THOR Industries. “Our confidence in the appeal of the RV lifestyle remains high despite current macroeconomic impediments. We look forward to advancing the realignment of our North American RV operations and to start seeing key initiatives put in motion as well as their benefits starting to be realized. We are clear and confident in our strategy going forward, and are well-equipped to manage through any market landscape.”

Todd Woelfer, Senior Vice President and Chief Operating Officer, added, “Our fiscal third quarter results reflect both the resilience of our diversified business model and the persistent macroeconomic headwinds facing the RV consumer. With three quarters of fiscal 2026 now complete, we have meaningful visibility into the full-year trajectory of our financial performance. The strained retail environment is reflective of the low level of consumer confidence and has led to reduced retail expectations for the industry. Cost pressures have particularly weighed on our North American Towable results. Even against the backdrop of macroeconomic uncertainty and a subdued retail environment, our conviction that the RV lifestyle continues to resonate with consumers was affirmed. Our North American Motorized segment delivered net sales growth compared to the prior-year period and expanded its retail market share to 47.8% for the three months ended March 31, 2026, while our European segment also grew net sales compared to the prior-year period and increased retail market share to 24.4% for the three months ended March 31, 2026, clear evidence that demand for our products remains durable in the categories where consumers see compelling value. In addition to the resilience of these segments, our owned supply companies continue to provide a lift to our consolidated financial results, with strong top- and bottom-line performances and content per unit growth across the RV industry for the nine months ended April 30, 2026 compared to the prior-year period. At the same time, we recognize that our North American Towable segment is facing continuing and amplified headwinds, and the strategic realignment we have set in motion is specifically designed to position that segment for stronger net sales and margin performance as retail conditions improve.”

“As we enter the final quarter of fiscal 2026 mindful of the heightened uncertainty affecting consumer confidence and dealer ordering patterns, we are focused on execution: progressing through the operational steps of our North American RV realignment, continuing to invest in product innovation across all of our brands and maintaining the disciplined capital allocation framework that has allowed us to return capital to shareholders while preserving balance sheet strength. We have built THOR to perform through cycles, and the work we are doing today is creating a stronger foundation for the long-term value we are committed to delivering to our shareholders,” stated Woelfer.

“Our disciplined capital allocation framework allowed us to maintain our balance sheet focus amidst an otherwise challenging operational environment. During the quarter, we returned capital to shareholders through $50.5 million in share repurchases and $27.1 million in dividend payments. We took advantage of suppressed market values due to macroeconomic conditions and strategically repurchased shares,” added Colleen Zuhl, Senior Vice President and Chief Financial Officer. “We remain focused on maintaining the Company’s resiliency within a difficult economic backdrop while still being poised for growth opportunities. THOR has demonstrated throughout its history an ability to manage through a diverse set of market conditions. Our strong liquidity position allows us to weather difficult environments while also being able to explore attractive ventures. Our focus going forward is to continue to manage working capital and to protect margins through efficiencies and production discipline, all while remaining committed to investing in our business. This commitment includes strategic initiatives that are forward-thinking and create long-term shareholder value. As we begin our fiscal 2026 fourth quarter, we are confident that our liquidity position affords us to not have to settle on an individual priority but instead pick and choose advantageous opportunities as they arise.”

Third Quarter Financial Results

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended April 30,		Change	Nine Months Ended April 30,		Change
	2026	2025		2026	2025
Net Sales	$881,778	$1,168,878	(24.6)%	$2,489,353	$2,895,922	(14.0)%
Unit Shipments	27,045	36,077	(25.0)%	74,429	94,108	(20.9)%
Gross Profit	$89,693	$174,317	(48.5)%	$284,186	$378,400	(24.9)%
Gross Profit Margin %	10.2%	14.9%	(470) bps	11.4%	13.1%	(170) bps
Income Before Income Taxes	$52,683	$97,587	(46.0)%	$130,349	$172,560	(24.5)%

	As of April 30,		Change
($ in thousands)	2026	2025
Order Backlog	$385,988	$634,318	(39.1)%

•Net sales declined in our fiscal 2026 third quarter compared to the prior-year period due to a 25.0% decrease in unit shipments influenced by a challenging retail environment and cautious independent dealer ordering patterns. The gross profit margin percentage in the third quarter of fiscal 2026 declined by 470 basis points compared to the prior-year period, primarily due to lower sales, an increased material cost percentage and an unfavorable product mix. Income before income taxes for the three and nine months ended April 30, 2026, includes gains on sales of fixed assets of $23.8 million and $36.8 million, respectively.

North American Motorized RVs

($ in thousands)	Three Months Ended April 30,		Change	Nine Months Ended April 30,		Change
	2026	2025		2026	2025
Net Sales	$717,736	$666,686	7.7%	$1,955,903	$1,618,192	20.9%
Unit Shipments	6,008	5,507	9.1%	15,482	12,774	21.2%
Gross Profit	$62,947	$70,297	(10.5)%	$189,209	$147,765	28.0%
Gross Profit Margin %	8.8%	10.5%	(170) bps	9.7%	9.1%	+60 bps
Income Before Income Taxes	$25,349	$32,883	(22.9)%	$79,402	$46,262	71.6%

	As of April 30,		Change
($ in thousands)	2026	2025
Order Backlog	$766,117	$883,739	(13.3)%

•Net sales for the North American Motorized segment increased 7.7% in the third quarter of fiscal 2026 compared to the prior-year period, driven by a 9.1% increase in unit shipments and a 1.4% decrease in the overall net price per unit as our more moderately priced Class C products remain popular with consumers. The gross profit margin percentage declined 170 basis points compared to the prior-year period due to the increased volumes being more than offset by the combined increases in the material, warranty and overhead cost percentages.

European RVs

($ in thousands)	Three Months Ended April 30,		Change	Nine Months Ended April 30,		Change
	2026	2025		2026	2025
Net Sales	$987,585	$883,542	11.8%	$2,327,536	$2,100,910	10.8%
Unit Shipments	14,065	13,495	4.2%	32,253	31,572	2.2%
Gross Profit	$142,029	$142,830	(0.6)%	$294,972	$316,407	(6.8)%
Gross Profit Margin %	14.4%	16.2%	(180) bps	12.7%	15.1%	(240) bps
Income Before Income Taxes	$56,167	$46,299	21.3%	$17,221	$49,686	(65.3)%

	As of April 30,		Change
($ in thousands)	2026	2025
Order Backlog	$1,357,430	$1,343,608	1.0%

•European RV net sales for the third quarter of fiscal 2026 increased 11.8% compared to the prior-year period, driven by the combined impact of a 4.2% increase in unit shipments and a 7.6% increase in the overall net price per unit, of which 8.2% was due to favorable changes in foreign currency exchange rates. The gross profit margin percentage fell 180 basis points in our fiscal 2026 third quarter compared to the prior-year period due to a higher material cost percentage, a higher mix of lower-margin special-edition motorcaravan products and an increased warranty cost percentage. Income before income taxes includes restructuring costs of $3.4 million and $15.8 million for the three and nine months ended April 30, 2026, respectively.

Fiscal 2026 Guidance

“Our results through the first three quarters of fiscal 2026 reflect the persistent macroeconomic pressures weighing on the broader RV market, including a challenged retail environment driven in large part by low consumer confidence, cautious independent dealer ordering patterns and ongoing tariff-related and inflationary cost dynamics that continue to negatively impact industry-wide performance. While these external conditions remain outside of our control, we are firmly focused on the conditions that are within our control — measured production management, the strategic realignment of our North American RV operations, continued operational improvements across our European segment and the disciplined capital allocation framework that has guided our decisions throughout the fiscal year. Given the prolonged geopolitical and macroeconomic conditions and the resulting pressure on consumer confidence and retail demand, we believe it is prudent to revise portions of our full-year guidance. Despite this revision, we remain confident in our ability to execute through the remainder of fiscal 2026 and position THOR to outperform when market conditions stabilize,” commented Woelfer.

For fiscal 2026, the Company’s full-year financial guidance includes:
•Consolidated net sales in the range of $9.0 billion to $9.5 billion (no revision)
•Declining gross margin at midpoint (previously stable)
•Diluted earnings per share in the range of $3.30 to $3.80 (previously $3.75 to $4.25)
•For the fiscal year 2026 period, an assumption of a mid-teens retail decline in North America with a low-single-digit market share decline in North American Towables and a low-single-digit market share gain in North American Motorized (previously low- to mid-single-digit retail decline in North America with stable market share)
•No meaningful financial impact for the balance of the fiscal year related to the strategic evolution of our North American RV operations (no revision)
•A total tax rate in the range of 26% to 28% including estimated discrete items (previously 24% to 26% excluding discrete items)

Mr. Martin concluded by saying, “While the current operating environment reflects heightened near-term headwinds for our industry, our conviction in the long-term trajectory of the RV market remains as strong as ever. Consumers continue to value the freedom, flexibility and connection to the outdoors that the RV lifestyle uniquely provides. The fundamental drivers of demand — favorable demographic trends, the enduring appeal of outdoor recreation and the millions of consumers introduced to the RV lifestyle over the past several years — remain firmly intact. As we enter the final quarter of fiscal 2026, we are focused on executing the strategic initiatives that will position THOR to lead the RV industry into its next phase of growth. We have built this Company to perform across cycles, and the operational discipline, brand strength and innovation pipeline we are advancing today give me tremendous confidence in our ability to deliver sustainable, long-term value for our shareholders, our independent dealer partners and the consumers we serve.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance and actual results may differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the level of consumer confidence and the level of discretionary consumer spending; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic initiatives including realignments or other reorganizational actions; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits costs to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2026 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2026 AND 2025
($000’s except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2026	% Net Sales (1)	2025	% Net Sales (1)	2026	% Net Sales (1)	2025	% Net Sales (1)
Net sales	$2,781,538		$2,894,816		$7,296,517		$7,055,707
Gross profit	$354,770	12.8%	$443,119	15.3%	$926,998	12.7%	$969,758	13.7%
Selling, general and administrative expenses	230,929	8.3%	238,273	8.2%	696,980	9.6%	684,692	9.7%
Amortization of intangible assets	27,818	1.0%	29,604	1.0%	83,543	1.1%	88,670	1.3%
Interest expense, net	9,655	0.3%	11,205	0.4%	28,092	0.4%	38,383	0.5%
Other income (expense), net	47,105	1.7%	(8,457)	(0.3)%	68,570	0.9%	(5,189)	(0.1)%
Income before income taxes	133,473	4.8%	155,580	5.4%	186,953	2.6%	152,824	2.2%
Income tax provision	37,935	1.4%	21,652	0.7%	53,605	0.7%	22,858	0.3%
Net income	95,538	3.4%	133,928	4.6%	133,348	1.8%	129,966	1.8%
Less: Net loss attributable to non-controlling interests	(1,691)	(0.1)%	(1,257)	—%	(3,353)	—%	(2,836)	—%
Net income attributable to THOR Industries, Inc.	$97,229	3.5%	$135,185	4.7%	$136,701	1.9%	$132,802	1.9%

Earnings per common share:
Basic	$1.86		$2.54		$2.60		$2.50
Diluted	$1.86		$2.53		$2.59		$2.49

Weighted-average common shares outstanding:
Basic	52,240,856		53,203,568		52,548,586		53,128,112
Diluted	52,399,684		53,433,493		52,743,174		53,439,096

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	April 30, 2026	July 31, 2025		April 30, 2026	July 31, 2025
Cash and equivalents	$371,946	$586,596	Current liabilities	$1,691,047	$1,584,696
Accounts receivable, net	879,281	707,363	Long-term debt, net	871,444	919,612
Inventories, net	1,530,715	1,351,796	Other long-term liabilities	279,809	271,424
Prepaid income taxes, expenses and other	104,620	132,220	Stockholders’ equity	4,312,475	4,289,552
Total current assets	2,886,562	2,777,975
Property, plant & equipment, net	1,322,270	1,315,728
Goodwill	1,874,114	1,841,118
Amortizable intangible assets, net	682,107	758,758
Equity investments and other, net	389,722	371,705
Total	$7,154,775	$7,065,284		$7,154,775	$7,065,284

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Net income (GAAP)	$95,538	$133,928	$133,348	$129,966
Add back:
Interest expense, net	9,655	11,205	28,092	38,383
Income tax provision	37,935	21,652	53,605	22,858
Depreciation and amortization of intangible assets	65,950	66,173	196,863	199,828
EBITDA (Non-GAAP)	$209,078	$232,958	$411,908	$391,035
Add back:
Stock-based compensation expense	6,702	8,188	25,599	26,798
Change in LIFO reserve, net	2,837	(1,400)	5,941	(2,900)
Non-cash foreign currency loss (gain)	(1,534)	2,665	(2,613)	7,311
Investment-related loss (gain) (1)	(14,227)	137	(13,162)	5,414
Weather-related loss (gain)	—	(1,500)	—	(1,500)
Strategic initiatives	6,282	12,722	29,023	28,181
Other loss (gain), including sales of PP&E	(25,577)	1,053	(44,076)	(4,719)
Adjusted EBITDA (Non-GAAP)	$183,561	$254,823	$412,620	$449,620

(1) Includes the fair value adjustments of certain warrants and stock investments along with equity method investment income and losses

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:
Daniel Martin
Investor Relations & International Finance Manager
investors@thorindustries.com
(574) 970-7460